EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2007 Results

MITCHEL FIELD, N.Y., July 12, 2007 (PRIME NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the fourth quarter of fiscal year 2007, which ended April 30, 2007, of $15.5 million compared to $15.1 million for the same period of fiscal 2006, and up from $12.1 million in the preceding quarter. For fiscal year 2007, revenues were $56.2 million compared to $52.8 million for the previous fiscal year.

The operating loss for the fourth quarter was $2.7 million compared to operating income of $331,000 for the same quarter of fiscal 2006. For the full fiscal year 2007, the operating loss was $3.7 million, compared to operating income of $1.7 million in fiscal 2006. Operating income was impacted by increased engineering costs (see Frequency Press Releases dated October 30, 2006 and March 2, 2007) and a $3.1 million increase in R&D expenses compared to the prior fiscal year.

The net loss for the three-month period ended April 30, 2007, was $589,000, or ($0.07) per diluted share, compared to net income of $1.1 million, or $0.12 per diluted share, for the same period of fiscal 2006. For the full fiscal year, the net loss was $257,000, or ($0.03) per diluted share, compared to fiscal 2006 net income of $4.8 million, or $0.55 per diluted share, which included pre-tax gains of $3.2 million from real-estate related investments.

Commenting on fiscal year 2007, Chairman of the Board General Joseph Franklin said: "These results reflect the costs associated with expanding the Company's capabilities to meet higher volumes of production required by new satellite payload contracts. We anticipate large increases in our future space business. Revenues turned up sharply in the fourth quarter. We see this higher revenue rate continuing through the first quarter of fiscal 2008, and increasing during the balance of the new fiscal year."

In fiscal 2007, the Company began making accelerated investments to expand its design, manufacturing, and test capabilities, including:

- Adding and training new technical personnel.

- Increasing equipment resources.

- Expending $9.4 million in R&D, a 50% increase over fiscal 2006.

These improvements are designed to enable high rates of production of frequency generators, synthesizers, and other satellite payload systems. They have already increased the Company's engineering and production capabilities for these space products. Beginning with the last quarter of fiscal 2007:

- The Company has delivered 26 of 27 frequency generator units for a major satellite customer.

- Delivery of frequency generator units for three other large satellite contracts has begun

- The production rate of satellite frequency generator units was increased from six per year to ten per month.

- The Company is continuing to expand its engineering and production capabilities.

Also in fiscal 2007, the Company enhanced its world-leading technical resources by adding the advanced RF microwave expertise of Elcom Technologies, Inc. (see Frequency Press Release dated January 3, 2007) to the spectrum of capabilities provided by Morion, Gillam-FEI, FEI-Zyfer, and FEI-Asia

Reporting on the Company's major business areas (Satellite Payloads, U.S. Government/DOD Non-satellite Programs, and Telecommunications Infrastructure):

- Revenues from commercial and U.S. Government satellite programs rose above $16.0 million, approaching 30% of total sales. Satellite payloads now comprise over 50% of the Company's backlog and are expected to become Frequency's largest business area in fiscal 2008.

- Sales to the U.S. Government (other than satellite products) were under $8.0 million, down approximately 25% from fiscal 2006, due mainly to lower sales at FEI-Zyfer. Over the long term, this business area continues to offer some of the most significant potential revenue opportunities for the Company.

- Telecommunications infrastructure sales rose above $25.0 million to the highest levels in recent years, comprising about 45% of the Company's total revenues. Orders from wireline and wireless infrastructure customers indicate further increases in sales for fiscal 2008.

For the Company's reporting segments, FEI-NY, Gillam-FEI, and FEI-Zyfer (including fiscal 2007 inter-segment sales of $2.9 million):

- Revenues for FEI-NY were $40.2 million for fiscal 2007, compared to $35.8 million for fiscal 2006. The FEI-NY segment includes revenues from all major business areas.

- Gillam-FEI recorded revenues of $11.4 million for fiscal 2007, compared to $9.2 million in fiscal 2006. Gillam-FEI has delivered over 20 of its new US5Ge wireline synchronization systems for installation in Europe and is building an initial inventory of US5G systems for U.S. domestic applications. This segment includes revenues primarily from wireline communications infrastructure and other network management products.

- FEI-Zyfer's revenues were $7.5 million for fiscal 2007, compared to $10.1 million for fiscal 2006. Subsequent to year-end, the Company's bookings have increased substantially and revenues for this segment are expected to improve for fiscal 2008. The majority of FEI-Zyfer's revenues are derived from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller added the following comment: "In addition to the costs associated with the expansion of our operating capabilities, a substantial increase in inventories impacted operating cash flow during the latter half of fiscal 2007. Major components of the inventory increase were hi-rel satellite parts for existing contracts, US5G systems being built by Gillam, and rubidium and other wireless products to meet customers' short lead-time requirements. It is important to note that over 70% of our current inventory is committed to existing programs or is guaranteed by our customers."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results today, July 12, 2007, at 11:30 AM Eastern Time. Investors and analysts may access the call by dialing 1-866-409-1555. International callers may dial 1-913-312-1235. Ask for the Frequency conference call.

The call will be archived on the Company's website through August 12, 2007. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 8514713.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

             Frequency Electronics, Inc. and Subsidiaries
             Consolidated Condensed Summary of Operations

                             Quarter Ended            Year Ended
                                April 30,              April 30,
                            2007       2006        2007        2006
                         ---------   ---------   ---------   ---------
                             (unaudited)
                                (in thousands except per share data)

 Net Sales               $  15,456   $  15,142   $  56,206   $  52,810
 Cost of Sales              12,350      10,182      39,130      34,193
                         ---------   ---------   ---------   ---------
  Gross Margin               3,106       4,960      17,076      18,617

 Selling and
  Administrative             3,015       2,462      11,359      10,616
 Research and Development    2,810       2,167       9,438       6,291
                         ---------   ---------   ---------   ---------
  Operating (Loss) Profit   (2,719)        331      (3,721)      1,710
 Interest and Other, Net       362         698       1,909       4,917
                         ---------   ---------   ---------   ---------
 Income before Income
  Taxes                     (2,357)      1,029      (1,812)      6,627
 Income Tax (Benefit)
  Provision                 (1,768)        (47)     (1,555)      1,829
                         ---------   ---------   ---------   ---------
  Net (Loss) Income      $    (589)  $   1,076   $    (257)  $   4,798
                         =========   =========   =========   =========

 Net (Loss) Income
  per Share:
   Basic                 $   (0.07)  $    0.13   $   (0.03)  $    0.56
                         =========   =========   =========   =========
   Diluted               $   (0.07)  $    0.12   $   (0.03)  $    0.55
                         =========   =========   =========   =========
 Average Shares
  Outstanding
   Basic                 8,681,004   8,556,932   8,620,776   8,537,427
                         =========   =========   =========   =========
   Diluted               8,681,004   8,756,414   8,620,776   8,690,617
                         =========   =========   =========   =========

             Frequency Electronics, Inc. and Subsidiaries
                 Consolidated Condensed Balance Sheets

                                           April 30,      April 30,
                                              2007          2006
                                            -------        -------
                                               (in thousands)
 ASSETS
 Cash & Marketable Securities               $15,604        $24,475
 Accounts Receivable                         15,626         15,868
 Inventories                                 31,201         22,971
 Other Current Assets                         5,172          3,681
 Property, Plant & Equipment                  7,839          6,663
 Other Assets                                18,384         13,315
                                            -------        -------
                                            $93,826        $86,973
                                            =======        =======

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                        $13,631        $ 7,220
 Long-term Obligations and Other              9,311          9,120
 Stockholders' Equity                        70,884         70,633
                                            -------        -------
                                            $93,826        $86,973
                                            =======        =======

CONTACT: Frequency Electronics, Inc.
         Alan Miller, CFO,
         General Joseph P. Franklin, Chairman
         (516) 794-4500
         www.frequencyelectronics.com